SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  October 17, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued October 17, 1997. The relevant portion of the text of that release was as follows:

MALLINCKRODT SELLS ADDITIVE PREBLEND BUSINESS
TO CIBA SPECIALTY CHEMICALS

     ST. LOUIS, Missouri, October 17, 1997   Ciba Specialty Chemicals
Inc. (SWX:CIBN) has purchased the additive preblend business of Mallinckrodt Inc. (NYSE:MKG), the companies announced today. Terms of the agreement were not disclosed.
     Mallinckrodt is a leader in the production of additive preblends in pellet form for the polymers industry. Additives are ingredients added in small quantities to materials such as polymers. They lead to improved durability, quality and appearance of finished goods.
     "Mallinckrodt's expertise in customer service and technology complements Ciba's know-how in the area of polymer stabilizers. Combined they will allow a new standard of product breadth, service and responsiveness," said Reinhard Neubeck, president of the Global Additives Division.
     Daniel E. Woods, Jr., president of Mallinckrodt's Catalysts & Chemical Additives Division, said: "Mallinckrodt has developed a strong expertise in polymer preblends, but Ciba is better established overall in the additives business. We believe our customers and our employees are best served by the sale of this portion of our business to Ciba, and we look forward to their continued success."
     The Additives division is part of Ciba Specialty Chemicals, a global leader in the discovery, development and manufacture of innovative materials that provide color, performance and care for plastics, coatings, fibers, fabrics and other products. The five divisions " Additives, Consumer Care, Performance Polymers, Pigments and Textile Dyes - all have leading positions in their chosen markets. Ciba Specialty Chemicals had 1996 global sales of more than CHF 6.7 billion.
     Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company has four major businesses - pharmaceuticals, diagnostic imaging, respiratory care and specialty chemicals. The St. Louis, Missouri-based company, with fiscal 1997 net adjusted sales of $1.9 billion, operates in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).
                               # # #

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  October 17, 1997